Exhibit 5.1

January 4, 2021 SOC Telemed, Inc. 1768 Business Center Drive, Suite 100 Reston, VA 20190 Ladies and Gentlemen:	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

We have acted as counsel to SOC Telemed, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration of 17,152,699 shares (the “Shares”) of Class A common stock, $0.0001 par value per share (“Class A common stock”), of the Company, consisting of (i) 13,545,315 shares of Class A common stock issuable pursuant to the SOC Telemed, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), (ii) 1,764,916 shares of Class A common stock issuable pursuant to the SOC Telemed, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) and (iii) 1,842,468 shares of Class A common stock issuable upon the exercise of stock options previously granted under the Specialists On Call, Inc. 2014 Equity Incentive Plan (the “2014 Plan” and, collectively with the 2020 Plan and the ESPP, the “Plans”), as assumed by the Company on October 30, 2020, pursuant to the Agreement and Plan of Merger dated as of July 29, 2020, by and among Healthcare Merger Corp., the Company’s predecessor company, Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC and Specialists On Call, Inc. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, (iii) the Plans and (iv) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

SOC Telemed, Inc.

January 4, 2021

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the 2020 Plan or the ESPP or upon the exercise of stock options previously granted under the 2014 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP